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                                   EXHIBIT 15
         LETTER IN LIEU OF CONSENT REGARDING REVIEW REPORT OF UNAUDITED
                          INTERIM FINANCIAL INFORMATION


         P. H. Glatfelter Company:

         We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited condensed consolidated financial statements of P. H. Glatfelter Company and subsidiaries for the three months ended March 31, 1999 and 1998, as indicated in our report dated April 16, 1999, except for Note 6 as to which the date is May 1, 1999; because we did not perform an audit, we expressed no opinion on that information.

         We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, is incorporated by reference in Registration Statements Nos. 33-25884, 33-37198, 33-49660, 33-53338, 33-54409, 33-62331, 333-12089,
         333-26587, 333-34797, 333-53977 and 333-66991 on Forms S-8.

         We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



         Deloitte & Touche LLP

         Philadelphia, Pennsylvania
         April 16, 1999, except for Note 6 as to
           which the date is May 1, 1999